Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated February 21, 2018, in the Registration Statement (Form S-3) and related Prospectus of HollyFrontier Corporation for the registration of its common stock and senior debt securities and to the incorporation by reference therein of our reports dated February 21, 2018, with respect to the consolidated financial statements of HollyFrontier Corporation, and the effectiveness of internal control over financial reporting of HollyFrontier Corporation, included in its Annual Report (Form 10-K) for the year ended December 31, 2017, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Dallas, Texas

November 16, 2018